EXHIBIT 99.1


       Pier 1 Imports, Inc. Obtains Temporary Restraining Order

    FORT WORTH, Texas--(BUSINESS WIRE)--Feb. 13, 2007--Pier 1 Imports, Inc. (NYSE:PIR) announced today that it has obtained a temporary restraining order against The TJX Companies, Inc. ("TJX") of Framingham, Massachusetts enjoining TJX from filing any judicial proceeding or lawsuit against Alexander Smith, other than making a claim for arbitration with the American Arbitration Association.

    Pier 1 has a policy against verbally commenting outside of the legal process on litigation to which the Company is a party.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available on www.pier1.com.

    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400